Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264839

PROSPECTUS

37,489,210 shares of Common Stock Offered by the Selling Stockholder

This prospectus covers the offer and resale by the selling stockholder identified in this prospectus of up to an aggregate of 37,489,210 shares of our common stock, which includes 29,863,674 shares of common stock issuable upon the conversion of our Series 1 convertible voting preferred stock (or if applicable, our Series 2 convertible non-voting preferred stock).

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale by the selling stockholder of such shares.

Sales of the shares by the selling stockholder may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We provide more information about how the selling stockholder may sell its shares of common stock in the section entitled “Plan of Distribution” on page 14. The selling stockholder may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder, the purchasers of the shares, or both.

We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. The selling stockholder is responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of its shares.

Our common stock is listed on the Nasdaq Global Market under the symbol “TLIS.” On May 20, 2022, the last reported sale price of our common stock was $1.00 per share.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 8 of this prospectus and under similar headings in any amendment or supplement to this prospectus or in any filing with the Securities and Exchange Commission that is incorporated by reference herein.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus May 24, 2022

ABOUT THIS PROSPECTUS

We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before buying any of our common stock being offered.

Neither we nor the selling stockholder have authorized anyone to provide you with information other than the information that we have provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of our common stock are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our common stock.

A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”

Throughout this prospectus, when we refer to the selling stockholder, we are referring to the selling stockholder identified in this prospectus and, as applicable, its permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

In addition, throughout this prospectus, when we refer to shares of our common stock covered by this prospectus, this includes shares of our common stock issuable upon conversion of our Series 1 convertible voting preferred stock (or if applicable, our Series 2 convertible non-voting preferred stock) held by the selling stockholder.

References throughout this prospectus to “we,” “us,” “our,” the “Company,” “Talis,” or “Talis Biomedical” refer to Talis Biomedical Corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. The forward-looking statements are contained principally in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In evaluating such forward-looking statements, you should specifically consider various factors, including the risks outlined under the heading “Risk Factors” contained in this prospectus, any accompanying prospectus supplement and any related free writing prospectus, and in our most recent Annual Report on Form 10-K or our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC. The discussion of risks and uncertainties set forth in those filings is not necessarily a complete or exhaustive list of all risks facing us at any particular point in time. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus, any accompanying prospectus supplement and any related free writing prospectus, together with the information incorporated herein or therein by reference, and with the understanding that our actual future results may materially differ from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights certain information about us and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our company, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement, including the factors described under the heading “Risk Factors” beginning on page 8 of this prospectus, as well as the information incorporated herein by reference, before making an investment decision.

Overview

Talis aims to transform diagnostic testing by developing and commercializing innovative products that are designed to enable accurate, reliable, low cost and rapid molecular testing for infectious diseases and other conditions at the point of care. While timely diagnosis of infectious diseases is critically important to enable effective treatment, testing is primarily performed in centralized laboratories, which require samples to be shipped for processing, delaying the return of results by days. Point-of-care testing solves this problem by delivering the timely information necessary for clinical care. We are developing the Talis One system, a sample-to-answer, cloud-enabled molecular diagnostic platform that, once manufacturing scale-up has been validated, could be deployed to a variety of diagnostic settings in the United States and around the world to diagnose infectious disease in the moment of need, at the point of care. The Talis One system comprises a compact instrument, single-use test cartridges and software that is planned to support a central cloud database, which work together and are designed to provide central laboratory levels of accuracy and be operated by an untrained user.

We are developing Talis One assay kits for respiratory infections, and infections related to women’s health and sexually transmitted infections, or STIs. In the third quarter of 2021, we submitted a request for Emergency Use Authorization, or EUA, to the U.S. Food and Drug Administration, or FDA, for our Talis One system in non-laboratory settings. On November 5, 2021, we received an EUA from the FDA for the emergency use of the Talis One system for our COVID-19 test, which we refer to as the Talis One COVID-19 Test System. This assay platform provides for the automated detection of nucleic acid from the SARS-CoV-2 virus in nasal swab samples from individuals suspected of COVID-19 by their healthcare provider. By submitting for the equivalent of a CLIA-waived authorization, the Talis One COVID-19 Test System may be used in either laboratory or non-laboratory settings. Under the terms of the EUA, we were required to submit data from a post-market study to the FDA by March 5, 2022, although we have been granted an extension to provide this data to the FDA four months after the commercial launch of the Talis One COVID-19 Test System. Currently, we can produce the Talis One instrument and cartridges but not at a scale to support our commercial launch. We are currently validating the performance of our manufacturing equipment and procedures and plan to broadly market our Talis One COVID-19 Test System after the phased launch.

We are also developing influenza A and influenza B tests to be included as part of a respiratory panel with our COVID-19 assay, or Respiratory Panel, as well as exploring adding a respiratory syncytial virus test. Due to recent changes in FDA EUA guidance, we now plan to pursue clearance for the Respiratory Panel under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or FDCA. In addition, we plan to initiate a clinical trial to support clearance of a pre-market notification under Section 510(k) of the FDCA for our Talis One system with a test cartridge for Chlamydia trachomatis, Neisseria gonorrhoeae, and Trichomonas vaginalis, or CT/NG/TV. If approved, this panel may be marketed as a complete panel or as separate individual analytes depending on market needs, reimbursement or other factors. To support our anticipated commercial launch of our Talis One COVID-19 Test System, we have invested in automated cartridge manufacturing lines, the first of which began to come on-line in the first quarter of 2021 and that we are continuing to validate to ensure that they meet our performance criteria.

In addition to our Respiratory Panel, if the CT/NG/TV assay is cleared or otherwise authorized for marketing, this would be our first commercial offering in the women’s health category. We are planning to develop additional tests for infections related to women’s health, including a panel for STIs and other infections, such as bacterial vaginosis, urinary tract infections and herpes simplex virus.

The COVID-19 pandemic has accelerated the adoption of point-of-care platforms in both traditional and non-traditional care settings, and we believe the Talis One system is well positioned to meet this growing demand. While a variety of technologies are commercially available, we believe that few, if any, sufficiently meet the needs of healthcare providers in order to drive broad adoption of, and transition to, point-of-care testing for a broad range of infectious diseases. For example, antigen detection technologies, which detect proteins from the pathogen, are rapid and relatively low cost, but they have higher limits of detection. Molecular technologies that detect nucleic acids are generally considered highly accurate for infectious disease testing. However, we believe that some currently available point-of-care molecular technologies have sacrificed accuracy to increase speed. Lower accuracy limits a test’s utility, particularly in the case of testing for dangerous infectious diseases, such as COVID-19, for which an incorrect test result can have severe consequences. We believe that the ideal point-of-care technology for diagnosing infectious diseases would not only be highly accurate and rapid, but would also be easy to use, low cost, cloud-compatible and enable multiplexing to detect multiple pathogens at the same time.

We are developing the Talis One system to address limitations of existing point-of-care diagnostic testing technologies for infectious diseases. Our system combines robust sample preparation with highly optimized and rapid isothermal nucleic acid amplification technology to enable rapid detection of infectious pathogens in a variety of unpurified patient sample types. We designed the Talis One system to have the following capabilities which we believe will create a competitive advantage over other commercially available point-of-care technologies:

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Highly accurate—The Talis One system incorporates a shelf-stable, single-use test cartridge designed to fully integrate a nucleic acid amplification test with sample preparation, including nucleic acid extraction and purification. Sample preparation is well known to be a critical factor to achieve high sensitivity and specificity, along with low limits of detection for target pathogens, in molecular diagnostics. We believe this sample preparation step, which is performed in an automated fashion on our cartridge, has the potential to result in higher sensitivity and specificity than point-of-care technologies that do not perform the sample preparation step. Our Talis One COVID-19 Test System reaches limits of detection as low as 500 viral particles per milliliter. We can achieve similarly high performance on the Talis One system for bacteria with limits of detection of bacterial pathogens as low as one infectious unit per milliliter in a variety of unpurified patient sample types, including nasal swab, vaginal swab, saliva and urine.

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Rapid turnaround time—The Talis One system is designed to provide a positive or negative result in less than 30 minutes, depending upon the test and the concentration of the pathogen in the sample. We believe this turnaround time meets target customers’ needs for a system fast enough to fit into their clinical practice.

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Ease of use—We designed the Talis One system for operation by untrained users and to function in a CLIA-waived environment such as physicians’ offices, urgent care clinics, elder care and assisted living facilities, cancer treatment and dialysis centers, and potentially in workplaces, schools and other facilities. The Talis One system is designed to be a fully integrated sample-to-answer system requiring two minutes or less of hands-on time by users running the test. The intuitive workflow of the Talis One system is also designed to facilitate the chain of custody of the sample without extensive tracking or handling by the user.

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Multiplex capability—The cartridge is designed with five separate reaction chambers. There is the ability to add up to an additional nine chambers for a total of 14 reaction chambers, which we believe could potentially enable a full menu of detection modes, from single organism to syndromic panel tests. The test cartridge for the Talis One COVID-19 Test System uses three of the five separate assay chambers.

•

Cloud-enabled—Unlike other point-of-care instruments, the Talis One system incorporates a cellular modem within the instrument, which is designed to connect to the cloud to help customers manage clinical data and workflow. The cloud capability is designed to (a) be remotely and securely accessed to obtain key data required to collect, screen, collate, report and monitor disease infection and pandemic spread on a micro and macro level, which could enable the creation of a public health interface and automatic transmission of “reportable infections,” such as COVID-19, to public health authorities in order to facilitate tracking of infectious diseases and (b) enable us to remotely manage instruments in the field, such as providing automated software updates and enable customers to track and manage instruments they have across their networks. For instances where cellular connectivity is unavailable or undesired, the instrument is designed to permit secure connectivity via ethernet. This capability has been built into the Talis One system but will require that we submit additional data to the FDA for review prior to implementation.

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Scalable for different throughput requirements—The Talis One system is designed to provide a scalable platform for different volume and throughput requirements. The instruments are portable and designed for multi-instrument deployments to satisfy different testing volume requirements and can be stacked three instruments by three instruments without disturbing the cellular connection to the cloud.

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Low cost to manufacture—We designed the Talis One system to be low-cost and manufactured at scale. We believe this could facilitate (a) scale-up in manufacturing and provide a competitive advantage in cost-sensitive environments and (b) customers acquiring multiple Talis One instruments to meet their volume requirements.

We intend to commercialize the Talis One system in the United States through an enterprise account management team and direct sales force. If we increase adoption in the marketplace, we anticipate that this will establish a sales channel through which we can drive future sales of our test menu. Over time, we intend to explore commercialization strategies outside of the United States.

Company Information

We were formed as a limited liability company under the Illinois Limited Liability Company Act on March 23, 2010 under the name SlipChip LLC. In June 2013, SlipChip LLC merged with and into SlipChip Corporation, a Delaware corporation, with each member of SlipChip LLC exchanging their respective membership interest for shares of common stock of SlipChip Corporation. In February 2018, we changed our corporate name to Talis Biomedical Corporation. Our principal executive offices are located at 230 Constitution Drive, Menlo Park, California 94025, and our telephone number is (650) 433-3000. Our corporate website address is http://talisbio.com. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, as amended, or the JOBS Act, enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved.

We may use these provisions until December 31, 2026. However, if certain events occur prior to such date, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company.

In addition, as an emerging growth company the JOBS Act allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, unless we later irrevocably elect not to avail ourselves of this exemption. We have elected to use this extended transition period under the JOBS Act; however, we may choose to early adopt new or revised accounting pronouncements, if permitted under such pronouncements.

We are also a “smaller reporting company” as defined in Regulation S-K under the Securities Act and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. We may be a smaller reporting company even after we are no longer an emerging growth company.

The Offering

Common stock offered by the selling stockholder	37,489,210 shares (which includes 29,863,674 shares of our common stock issuable upon conversion of shares of Series 1 convertible voting preferred stock, or if applicable, Series 2 convertible non-voting preferred stock held by the selling stockholder).

Terms of the offering	The selling stockholder will determine when and how it will sell the common stock offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the shares of our common stock covered by the selling stockholder.

Risk factors	See “Risk Factors” beginning on page 8 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Global Market symbol	TLIS

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 15, 2022 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2022, as filed with the SEC on May 10, 2022 and incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed by us after the date hereof and incorporated by reference into this prospectus. Additional risks not currently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section above entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

The selling stockholder named in this prospectus holds a significant portion of our total outstanding shares of common stock (including shares of our common stock issuable upon conversion of shares of our Series 1 convertible voting preferred stock), and any sale of such shares into the market in the future could cause the market price of our common stock to drop significantly.

The selling stockholder named in this prospectus may offer and sell up to 37,489,210 shares of our common stock (including 29,863,674 shares of our common stock issuable upon conversion of shares of our Series 1 convertible voting preferred stock, or if applicable, Series 2 convertible non-voting preferred stock) that it currently holds, which represents approximately 66.4% of our total outstanding shares of common stock and preferred stock as of May 5, 2022 on an as-converted to common stock basis. Sales of a substantial number of shares of our common stock in the public market by the selling stockholder named in this prospectus, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales by the selling stockholder may have on the prevailing market price of our common stock

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of shares of our common stock (including shares of our common stock issuable upon conversion of shares of our Series 1 convertible voting preferred stock, or if applicable, Series 2 convertible non-voting preferred stock) held by the selling stockholder pursuant to this prospectus.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the selling stockholder pursuant to this prospectus. Other than registration expenses and up to $50,000 of reasonable legal expenses of one special counsel for the selling stockholder, or Registration Expenses, the selling stockholder will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares of our common stock.

SELLING STOCKHOLDER

We are registering the resale of 37,489,210 shares of common stock, including 29,863,674 shares of our common stock that are issuable upon conversion of our Series 1 convertible voting preferred stock, or if applicable, Series 2 convertible non-voting preferred stock, held by the selling stockholder identified below, to permit it, or its permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of these shares in the manner contemplated under the section entitled “Plan of Distribution” in this prospectus (as may be supplemented and amended).

The selling stockholder may sell some, all or none of its shares of our common stock. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholder. As a result, we cannot estimate the number of shares of common stock the selling stockholder will beneficially own after termination of sales under this prospectus. In addition, the selling stockholder may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock since the date on which it provided information for this table.

The Series 1 convertible voting preferred stock is a common stock voting equivalent and each share of the Series 1 convertible voting preferred stock is entitled to the number of votes equal to the number of shares of our common stock into which such shares of Series 1 convertible voting preferred stock could then be converted. As described in our amended and restated certificate of incorporation, each share of Series 1 convertible voting preferred stock (i) may be converted, at the election of the holder, into our common stock at any time on a one-for-one basis (subject to adjustment for stock splits, combinations, recapitalizations and similar transactions) at the discretion of the holder of such Series 1 convertible voting preferred stock, and (ii) shall be converted into our common stock on a one-for-one basis (subject to adjustment for stock splits, combinations, recapitalizations and similar transactions) automatically upon any sale or transfer of such shares of Series 1 convertible voting preferred stock. The Series 1 convertible voting preferred stock is also convertible, at the election of the holder, into Series 2 convertible non-voting preferred stock on a one-for-one basis (subject to adjustment for stock splits, combinations, recapitalizations and similar transactions) at any time following February 17, 2024. The Series 2 convertible non-voting preferred stock is convertible into our common stock on a one-for-one basis (subject to adjustment for stock splits, combinations, recapitalizations and similar transactions) subject to certain specified thresholds of voting security ownership.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our capital stock. Generally, a person “beneficially owns” shares of our capital stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The information in the table below and the footnotes thereto regarding shares of capital stock to be beneficially owned after the offering assumes the sale of all shares being offered by the selling stockholder under this prospectus. The percentage of shares owned prior to and after the offering is based on 26,618,920 shares of common stock and 29,863,674 shares of Series 1 convertible voting preferred stock outstanding as of May 5, 2022.

	Beneficial ownership before the offering					Number of shares of common stock being offered		Beneficial ownership after the offering
	Common stock		Series 1 convertible voting preferred stock		% of total outstanding capital stock before the offering			Common stock		Series 1 convertible voting preferred stock		% of total outstanding capital stock after the offering
	Shares	%	Shares	%				Shares	%	Shares	%
Entities affiliated with Baker Bros. Advisors LP(1)	7,625,536	29%	29,863,674	100%	66%	37,489,210	(2)	0	0%	0	0%	0%

(1)

Consists of (i) 571,659 shares of common stock and 2,345,481 shares of Series 1 Preferred Stock held by 667, L.P. (“667”), (ii) 7,053,176 shares of common stock and 27,511,741 shares of Series 1 Preferred Stock held by Baker Brothers Life Sciences, L.P. (“Baker Bros Life Sciences” and, together with 667, the “Funds”), (iii) 590 shares of common stock and 5,420 shares of Series 1 Preferred Stock held by FBB Associates (“FBB”), and (iv) 111 shares of common stock and 1,032 shares of Series 1 Preferred Stock held by FBB3 LLC (“FBB3”). Baker Bros. Advisors LP (“Adviser”) is the management company and investment adviser to the Funds and has sole voting and investment power with respect to the shares held by the Funds. Baker Bros. Advisors (GP) LLC (“Adviser GP”) is the sole general partner of Adviser. Julian C. Baker and Felix J. Baker are managing members of Adviser GP. Adviser GP, Felix J. Baker, Julian C. Baker and Adviser may be deemed to be beneficial owners of the securities directly held by the Funds. Felix J. Baker and Julian C. Baker are the sole partners of FBB and as such may be deemed to be beneficial owners of the securities owned by FBB. Felix J. Baker and Julian C. Baker are the sole managers of FBB3 and by policy they do not transact in or vote the securities of the Company held by FBB3. The address for the above referenced entities and persons is 860 Washington Street, 3rd Floor, New York, NY 10014.

(2)

Includes 29,863,674 shares of our common stock that are issuable upon conversion of our Series 1 convertible voting preferred stock (or if applicable, our Series 2 convertible non-voting preferred stock) held by the selling stockholder.

Relationship with the Selling Stockholder

Board of Directors

Our board of directors currently has two members affiliated with Baker Bros. Felix Baker, Ph.D. has served as a member of our board of directors since June 2013 and is the current chair of our board of directors. Dr. Baker is a managing member of Baker Bros. Raymond Cheong, M.D., Ph.D. has served on our board of directors since June 2020. Dr. Cheong is a principal at Baker Bros., where he has worked since 2013.

Registration Rights Agreement

In March 2021, we entered into a Registration Rights Agreement with certain entities that Baker Bros. serves as investment adviser to, or collectively, the Baker Funds, pursuant to which the Baker Funds are entitled to certain registration rights with respect to shares of our common stock (including shares of common stock issuable upon conversion of Series 1 convertible voting preferred stock), or the Registrable Securities, held by the Baker Funds. Under the Registration Rights Agreement, following a request by the Baker Funds, we are obligated to file a registration statement on Form S-3, or other appropriate form, covering the Registrable Securities. Under the Registration Rights Agreement, the Baker Funds also have the right to one underwritten offering per calendar year, but no more than three underwritten offerings in total and no more than two underwritten offerings or block trades in any twelve-month period, to effect the sale or distribution of its Registrable Securities, subject to specified exceptions, conditions and limitations. The Registration Rights Agreement also includes customary indemnification obligations in connection with registrations conducted pursuant to the Registration Rights Agreement.

Nominating Agreement

In November 2019, we entered into a Nominating Agreement with the Baker Funds. Pursuant to the Nominating Agreement, during the period beginning at the closing of our initial public offering in February 2021 until such time that the Baker Funds no longer beneficially own at least 5,317,097 shares (subject to adjustment for stock splits, combinations, recapitalizations and similar transactions) of our common stock, or the Initial Period, we will have the obligation to support the nomination of, and to cause our board of directors to include in the slate of nominees recommended to our stockholders for election, two individuals designated by the Baker Funds, each, a Baker Designee, and during the period beginning at the closing of our initial public offering in February 2021 until such time that the Baker Funds no longer beneficially own at least 1,993,911 shares (subject to adjustment for stock splits, combinations, recapitalizations and similar transactions) of our common stock, or together with the Initial Period, the Nominating Period, we will have the obligation to support the nomination of, and to cause our board of directors to include in the slate of nominees recommended to our stockholders for election one Baker Designee, subject to specified exceptions. Furthermore, during the Nominating Period, we will have the obligation to invite one designee of the Baker Funds, to attend all meetings of our board of directors and all meetings of the committees of our board of directors as a non-voting observer. The Nominating Agreement automatically terminates upon the earlier of when the Baker Funds, together with their affiliates, no longer beneficially own at least 1,329,274 shares (subject to adjustment for stock splits, combinations, recapitalizations and similar transactions) of our common stock or the consummation of our acquisition in a change of control transaction as such terms are defined in our amended and restated certificate of incorporation, or upon mutual consent of the parties.

Private Financings

From March 2019 through August 2019, we issued and sold convertible promissory notes, or the 2019 Notes, in the aggregate principal amount of $15.0 million to the Baker Funds. The 2019 Notes accrued interest at a rate of 6.5% per annum and were subject to installment adjustments whereby upon the issuance of each 2019 Note, the principal owed increased by 10.0% of the face value of such 2019 Note. An additional 5.0% installment adjustment was applied based on the outstanding principal and accrued interest owed on each 2019 Note issued in March 2019, or the Initial Closing Date, on each of the 150th, 180th and 210th day after the Initial Closing Date. In November 2019, the aggregate contractually calculated principal amount of the 2019 Notes and accrued interest totaling were converted into 6,937,252 shares of our Series D-2 convertible preferred stock.

From November 2019 to December 2019, we issued and sold shares of our Series C-1 convertible preferred stock and our Series D-2 convertible preferred stock to the Baker Funds and certain other affiliates of the Baker Bros. The purchase price for this financing was to be funded in three separate tranches, with a proportional number of shares subject to forfeiture should any tranche not be called or funded. The first and second tranches were funded and the timeline to call the third tranche expired and the corresponding shares were forfeited. Taking into account such forfeitures, we issued and sold an aggregate of 11,183,572 shares of our Series C-1 convertible preferred stock and an aggregate of 10,372,452 shares of our Series D-2 convertible preferred stock, each at a purchase price of approximately $2.74 per share, to the Baker Funds and certain other affiliates of the Baker Bros., which purchase price included the conversion of the 2019 Notes.

From June 2020 to July 2020, we issued and sold an aggregate of 3,304 shares of our Series E-1 convertible preferred stock and an aggregate of 11,187,189 shares of our Series E-2 convertible preferred stock, each at a purchase price of $7.42 per share, to the Baker Funds and certain other affiliates of the Baker Bros.

In November 2020, we issued and sold an aggregate of 9,958,539 shares of our Series F-2 convertible preferred stock at a purchase price of $8.55 per share to the Baker Funds. In November 2020, we also entered into an investor rights agreement, voting agreement and right of first refusal and co-sale agreement containing registration rights, information rights, voting rights and rights of first refusal and co-sale, among other things, with certain of our stockholders, including the Baker Funds and certain other affiliates of the Baker Bros. The foregoing agreements were terminated upon the closing of our initial public offering in February 2021, except for the registration rights set forth in the investor rights agreements.

In connection with the closing of our initial public offering in February 2021, all shares of our preferred stock held by the Baker Funds and certain other affiliates of the Baker Bros. were converted on a one-for-one basis into shares of Series 1 convertible voting preferred stock.

Amended and Restated Investor Rights Agreement

In connection with our Series F convertible preferred stock financing, in October 2020 we entered into an amended and restated investor rights agreement, amended and restated voting agreement and amended and restated right of first refusal and co-sale agreement containing registration rights, information rights, voting rights and rights of first refusal and co-sale, among other things, with certain of our stockholders, including the Baker Funds. The foregoing agreements were terminated upon the closing of our initial public offering, except for the registration rights set forth in the amended and restated investor rights agreement which are described below.

Stockholder Registration Rights

Pursuant to the amended and restated investor rights agreement, holders of shares of our common stock, including the Baker Funds and entities affiliated with certain of our directors, are entitled to certain registration rights with respect to their registrable securities. The registration of shares of our common stock pursuant to the exercise of such registration rights would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We are required to pay the registration expenses, other than underwriting discounts and selling commissions, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, we, based on consultation with the underwriter, if any, may, subject to specified conditions, limit the number of shares the holders may include. The demand, piggyback and Form S-3 registration rights described below will terminate upon the earlier of (i) a deemed “Liquidation Event” (as defined in our amended and restated certificate of incorporation) and (ii) with respect to any particular holder, at such time that such holder can sell its registrable securities under Rule 144 of the Securities Act without restrictions on volume of shares sold and frequency of sales or compliance with Rule 144(c)(1) of the Securities Act during any 90 day period.

Demand Registration Rights

Following October 30, 2022, holders of at least 75% of the registrable securities then outstanding may make a written request that we register all or a portion of their registrable securities, subject to certain specified exceptions. Such request for registration must cover a majority of the registrable securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10 million). We are not obligated to effect more than one demand registration.

Piggyback Registration Rights

In the event that we propose to register any of our securities under the Securities Act in an offering, either for our own account or for the account of other security holders, the holders of registrable securities will be entitled to certain “piggyback” registration rights allowing them to include their registrable securities in such registration, subject to specified conditions and limitations.

Form S-3 Registration Rights

The holders of at least 30% of the registrable securities then outstanding can make a written request that we register all or a portion of their registrable securities on Form S-3 if we are qualified to file a registration statement on Form S-3, subject to certain specified exceptions. Such registration on Form S-3 must cover securities with an aggregate offering price to the public of at least $5 million. We are not obligated to effect more than two registrations on Form S-3.

PLAN OF DISTRIBUTION

We are registering the shares of common stock held by the selling stockholder to permit the resale of these shares of common stock by the selling stockholder from time to time after the date of this prospectus, in accordance with the terms of the Registration Rights Agreement. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of our common stock. We will bear all fees and expenses, including Registration Expenses, incident to our obligation to register the shares of common stock.

The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	“at the market” or through market makers or into an existing market for the shares;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	the distribution of the shares to the selling stockholder’s partners, members or shareholders;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 5110.

In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the selling stockholder may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholder has been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if the selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholder(s) to include the pledgee, transferee or other successors-in-interest as a selling stockholder under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling stockholder is deemed to be an “underwriters” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Upon us being notified in writing by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions, if any, and except as included in Registration Expenses, any legal expenses incurred by it. We will indemnify the selling stockholder against certain liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

LEGAL MATTERS

Certain legal matters, including the validity of the shares of common stock offered pursuant to this registration statement, will be passed upon for us by Cooley LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Since we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and can also be accessed free of charge on the Investor section of our website, which is located at http://talisbio.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We also incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are furnished, but not filed, pursuant to applicable rules promulgated by the SEC) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effectiveness of the registration statement but prior to the termination of the offering of the securities covered by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 15, 2022;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2022, as filed with the SEC on May 10, 2022;

•	our Current Reports on Form 8-K (other than information furnished rather than filed), filed with the SEC on March 15, 2022 and April 22, 2022;

•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 26, 2022 (other than the portions thereof which are furnished and not filed); and

•

the description of our common stock that is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on February 9, 2021, including any amendments or reports filed for the purpose of updating such description.

We will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. Any such request may be made by writing or telephoning us at the following address or phone number:

Talis Biomedical Corporation

Attn: Secretary

230 Constitution Drive

Menlo Park, California 94025

(650) 433-3000

Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.